                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                               MESSAGEMEDIA, INC.
                            -----------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK
                        --------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                    590787107
                            ------------------------
                                 (CUSIP NUMBER)



                                    12/31/99
                            ------------------------
                                     (DATE)



        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


        ----------------------------------------------------------------



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CUSIP NO.    590787107
          ---------------
--------------------------------------------------------------------------------

1)   Names of Reporting Persons              I.R.S. No. 31-0738296
     S.S. or I.R.S. Identification Nos. of          BANK ONE CORPORATION
     Above Persons

--------------------------------------------------------------------------------

2)   Check the Appropriate Box if a        (a)
     Member of a Group                        -----------------
     (See Instructions)                    (b)
                                              -----------------

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3)   SEC Use only

--------------------------------------------------------------------------------

4)   Citizenship or Place of
     Organization                                    ILLINOIS

--------------------------------------------------------------------------------

Number of Shares        (5)  Sole Voting Power                               0
Beneficially                                               -------------------
Owned by                (6)  Shared Voting Power                             0
Each Reporting                                             -------------------
Person with             (7)  Sole Dispositive Power                          0
                                                           -------------------
                        (8)  Shared Dispositive Power                        0
                                                           -------------------

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially                                           0
     Owned by Each Reporting Person                        -------------------

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                           0.0%
                                                           -------------------

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                      HC
     (See Instructions)                                    -------------------

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SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 1
Item 1(a)         Name of Issuer:                                 MessageMedia, Inc.
                                                               ---------------------

Item 1(b)         Address of Issuer's principal executive
                  offices:                                        6060 Spine Road
                                                               ---------------------
                                                                  Suite 240
                                                               ---------------------
                                                                  Boulder, CO 80301
                                                               ---------------------

Item 2(a)         Name of person filing:             BANK ONE CORPORATION

Item 2(b)         Address of principal business office or,       One First National Plaza
                  if none residence:                             Chicago, IL 60670

Item 2(c)         Citizenship:                       Not Applicable

Item 2(d)         Title of class of securities:       Common Stock
                                                     ------------------------------

Item 2(e)         CUSIP No.:                           590787107
                                                     ------------------------------

Item 3. This statement is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

                  This beneficial ownership by BANK ONE CORPORATION with respect to
                  common shares of   MessageMedia, Inc.                           :
                                  ------------------------------------------------

                  (a)      Amount beneficially owned:                             0
                  (b)      Percent of class                    --------------------
                                                                               0.0%
                                                               --------------------

                  (c)      Number of shares as to which such person has:

                           (I)      Sole power to vote or to direct the vote:                   0
                                                                                -----------------
                           (ii)     Shared power to vote or to direct the vote:                 0
                                                                                -----------------
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                                             0
                                                                                -----------------
                          (iv)     Shared power to dispose or to direct the
                                   disposition of:                                              0
                                                                                -----------------
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

Item 5.  Ownership of 5 percent or less of a Class.                               [ X ]
                                                                             ---------------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.          N/A
                                                                                -----

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.
                                                                            ---------------


Item 8.  Identification and Classification of Members of the Group.             N/A
                                                                            ---------------

Item 9.  Notice of Dissolution of Group.                                        N/A
                                                                            -----------------

Item 10. Certification.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Dated:       February 9, 2000
        ------------------------


                                                  BANK ONE CORPORATION

                                              By: /s/ DAVID J. KUNDERT
                                                  David J. Kundert
                                                  EXECUTIVE VICE PRESIDENT
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